Exhibit 10.11

AMENDMENT AND RESTATEMENT OF THE
VARCO INTERNATIONAL, INC.
EXECUTIVE RETIREE MEDICAL PLAN
(Effective as of November 15, 2001)

AMENDMENT AND RESTATEMENT OF THE
VARCO INTERNATIONAL, INC.
EXECUTIVE RETIREE MEDICAL PLAN
(Effective as of November 15, 2001)

ARTICLE I

PURPOSE AND DEFINITIONS

          1.01     Purpose.  The purpose of this VARCO INTERNATIONAL, INC. EXECUTIVE RETIREE MEDICAL PLAN (the “Plan”) is to provide supplemental medical, dental, vision and prescription drug benefits to certain executive employees of VARCO INTERNATIONAL, INC., a Delaware corporation (the “Company”).

          Pursuant to the Agreement and Plan of Merger, dated as of March 22, 2000, between Tuboscope Inc., a Delaware corporation (“Tuboscope”), and Varco International, Inc., a California corporation (“Old Varco”), Old Varco was merged with and into Tuboscope effective as of May 30, 2000.  Effective upon the merger, Tuboscope, as successor to the merger, was renamed “Varco International Inc.” and succeeded to the obligations of Old Varco under the Plan.  The “Company,” as used herein, refers to Varco International, Inc., a Delaware corporation and the surviving corporation in such merger on and after May 30, 2000 and refers to Old Varco before May 30, 2000.

          The Plan is hereby amended and restated effective as of November 15, 2001 (the “Effective Date”).  The terms of the Plan, as so amended and restated, shall apply to each Participant (as defined below) who is an employee of the Company or one of its subsidiaries on or after the Effective Date and to previous Participants in the Plan who were not employees of the Company as of the Effective Date, in each case and who is listed on Exhibit A attached hereto.

1.02	Definitions. The following terms have the meanings set forth below.

(a)	“Administrator” means the officer or officers to which administrative duties and responsibilities under the Plan may be delegated by the Committee under Article V.

(b)	“Board” means the Board of Directors or governing body that has the authority to bind the Company.

(c)

“Change in Control” means (i) any person or persons acting in concert becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent or more of the total voting power of all of its then outstanding voting securities, (ii) a merger or consolidation of the Company in which (x) the voting securities of the Company immediately prior to the merger or consolidation do not represent, or are not converted into, securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation or (y) individuals who were directors of the Company immediately prior to the effectiveness of such merger or consolidation do not constitute a majority of the Board of Directors of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company (other than a sale to one or more subsidiaries of the Company), (iv) a liquidation or dissolution of the Company, or (v) individuals who, as of May 18, 2000, constituted the Board of Directors (the “Incumbent Board”) cease (for any reason other than death) to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to May 18, 2000, whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

(d)	“Committee” means the Compensation Committee of the Board of Directors in charge of administering the Plan, as provided in Article V.

(e)	“Company” means Varco International, Inc., a Delaware corporation, and any successor entity.

(f)

“Dependent” means, with respect to a Participant, any dependent of such Participant as such term is used in the applicable medical, dental, vision or prescription drug benefit plan or program of the Company.  The status of an individual as a “Dependent” of a Participant shall be determined as of the date such Participant first qualifies for receipt of benefits under Article III (i.e., upon Retirement, death, Disability or terminated employment with fully vested Years of Service and 55 years of age or older).

(g)

“Disability” means a physical or mental condition sufficient to initially qualify the participant for benefits pursuant to the terms of the Company’s group long-term disability insurance plans then in force and effect.

(h)	“Participant” means an employee who has met the participation requirements of Article II of this Plan.

(i)	“Plan” means the Varco International, Inc. Executive Retiree Medical Plan, as contained herein, as the same may be amended and/or restated from time to time.
(j)

“Retirement” means the date of Participant’s retirement from employment with, or other termination of Participant’s employment with, the Company and its subsidiaries; provided, that as of such date, Participant has attained the age of 55 and Participant is fully vested in Years of Service as determined pursuant to Article IV.

(k)

“Spouse” means, with respect to a Participant, the person who is then the Participant’s spouse when benefits are provided hereunder, which person may change based on any change in the marital status of the Participant.  Thus, any person who was a “Spouse” of the Participant at any time hereunder shall cease to be a “Spouse” hereunder once and so long as such person is no longer married to the Participant; provided, however, that the person who is married to the

Participant at the time of the Participant’s death shall qualify as the Participant’s Spouse for continuation of benefits as provided hereunder.

(l)

“Years of Service” means, with respect to a Participant, the number of calendar years in which such Participant completes 1,000 or more hours of service as an employee with the Company and/or its subsidiaries.  For purposes of this subsection, a Participant’s employment with Tuboscope and its subsidiaries (and their predecessors), or a Participant’s employment with Old Varco and its subsidiaries (and their predecessors) prior to May 30, 2000, shall be treated as employment with the Company and its subsidiaries.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

          2.01     Eligibility.  Each employee who is an executive officer of the Company and is designated by the Board for eligibility in this Plan will be eligible to become a Participant with respect to the benefits provided under Article III.

          2.02     Participation.  Each employee who is eligible to become a Participant under Section 2.01 will become a Participant at the time he is designated a Participant by the Board and such employee acknowledges the terms of such employee’s participation in the Plan in writing on a form provided by the Committee.

          In addition, the employees who hold the following positions on the Effective Date shall become Participants effective as of the Effective Date:  Chairman and Chief Executive Officer; President and Chief Operating Officer; Executive Vice President and Chief Financial Officer; President, Drilling Equipment; President, Services; Vice President and General Counsel; Vice President, Human Resources and Administration; and Vice President, Corporate Development.  The employees who hold such positions as executive officers of the Company as of the Effective Date are listed on Exhibit A hereto, along with all other current Participants in the Plan.

          2.03     Termination of Participation in the Plan.  A Participant’s participation hereunder will terminate when all of the benefits payable under the Plan to such Participant and such Participant’s Spouse and Dependents have been paid in full.

ARTICLE III

SUPPLEMENTAL MEDICAL, DENTAL,
VISION, AND PRESCRIPTION DRUG BENEFITS

          3.01     Benefits Upon Retirement.  Upon Retirement of a Participant, such Participant (and such Participant’s Spouse and Dependents) shall have a nonforfeitable right to receive the supplemental benefits described in Section 3.06, commencing immediately upon such Retirement.

          3.02     Benefits in the Event of Termination of Employment Prior to Age 55.  Upon termination of employment of a Participant prior to such Participant reaching age 55, and provided Participant is fully vested in Years of Services as of the date of such termination of employment (as determined pursuant to Article IV), such Participant (and such Participant’s Spouse and Dependents) shall have a non-forfeitable right to receive the supplemental benefits described in Section 3.06, commencing on the date such Participant becomes 55 years old.

          3.03     Benefits following Death.  A Participant’s Spouse and Dependents shall have a non-forfeitable right to receive the supplemental benefits described in Section 3.06 commencing on the date of such Participant’s death while employed by the Company or any of its subsidiaries.

          3.04     Benefits following Disability.  Each Participant (and such Participant’s Spouse and Dependents) shall have a non-forfeitable right to receive the supplemental benefits described in Section 3.06 commencing upon the Disability of such Participant.  If such Participant recovers from Disability, he will be treated as Retired on the date of his recovery unless he returns to work with the Company or one of its subsidiaries at such time.

          3.05     Benefit upon Termination of this Plan.  Each Participant (and such Participant’s Spouse and Dependents) shall have a non-forfeitable right to receive the supplemental benefits provided in this Article III without regard to whether this Plan has been terminated prior to such Participant’s Retirement, termination of employment, death or Disability, as applicable.

          3.06     Supplemental Benefits.  Subject to compliance with Section 3.07, each Participant (and such Participant’s Spouse and Dependents) shall be provided the medical, dental, vision and prescription drug benefits that are provided to the eligible executive officers of the Company under substantially the same terms and conditions of the employee benefit plans and programs of the Company as in effect from time to time throughout the period during which the Participant (and Spouse and Dependents) are to receive such benefits hereunder.

          Subject to compliance with Section 3.07, all benefits under this Section 3.06 shall be provided to (i) such Participant for his or her life, (ii) such Participant’s Spouse for such Spouse’s life and (iii) such Participant’s Dependents for as long as the applicable benefit plan considers such individual a dependent of the Participant.

          3.07     Monthly Contribution Required.  The Company’s obligation to provide the benefits set forth in Section 3.06 is conditioned upon the Company’s receipt from, or on behalf of, Participant, Participant’s Spouse and Participant’s Dependents, as applicable, of a monthly cash contribution in an amount not greater than the monthly contribution paid by then current executive employees of the Company and its subsidiaries for substantially similar benefits.

          3.08     Medicare.  Upon a Participant becoming eligible for Medicare benefits (or any government sponsored successor program), Medicare shall be considered the primary insurer and primary payor and the medical, dental, vision and prescription benefits provided under this Plan shall be considered the secondary issuer and secondary payor for such Participant.

ARTICLE IV

VESTING

          4.01     Cliff Vesting After 10 Years of Service.  A Participant’s shall be considered fully vested in Years of Service after such Participant has completed 10 or more Years of Service.

          4.02     Accelerated Vesting in Connection with a Change in Control.  In the event of a Change in Control, the Participant shall be and become 100% vested in Years of Service as of the date of such Change in Control.

ARTICLE V

ADMINISTRATION

          5.01     Administrative Powers and Duties.  The Committee shall administer the Plan.  The Committee may authorize one or more officers of the Company to act on behalf of the Committee with respect to administration of the Plan (the “Administrator”), in coordination with and under the direction of the Committee. All policy and discretionary decisions will be the responsibility of the Committee, and the Administrator will act under the direction of the Committee.  The Committee and Administrator will adopt rules that are consistent with Plan provisions.

          The Committee and/or the Administrator may retain auditors, accountants, legal counsel, and any other counsel it selects.  A Committee member or Administrator may himself act in any such capacity, acting in a similar capacity for the Company, and may be an employee of the Company.  The opinion of any such auditor, accountant, legal counsel, or other counsel will be full and complete authority, and the Committee and Administrator will be protected in respect to any action it takes or omits in good faith and in accordance with such opinion.

          The Board may assume any or all of the responsibilities and powers of the Committee under the Plan at any time and from time to time.  If a Committee or Board member is a Participant, he will not be allowed to vote on any decision that applies only to him or his Plan benefits.

          5.02     Expenses.  The Company will pay or reimburse the Committee and/or Administrator, as applicable, for all reasonable expenses incurred by the Committee and Administrator in the administration of the Plan, including the fees and compensation for the persons referred to in the second paragraph of Section 6.01.

ARTICLE VI

MISCELLANEOUS PROVISIONS

          6.01     Employment and Other Rights.  Nothing contained herein will require the Company to continue any Participant in its employ, or require any Participant to continue in the employ of the Company, nor does the Plan create any rights of any Participant, Spouse or Dependent, nor any obligations on the part of the Company, other than those set forth herein.  The benefits payable under this Plan will be independent of, and in addition to, any other agreements that may exist from time to time concerning any other compensation or benefits payable by the Company.

          6.02     Right to Benefits.  The sole interest of each Participant and each Spouse and Dependent of a Participant under the Plan will be to receive the benefit provided herein as and when the same becomes due and payable in accordance with the terms hereof, and neither any Participant nor any Spouse nor Dependent of the Participant will have any right, title, or interest in or to any of the specific assets of the Company.  All benefits hereunder will be paid solely from the general assets of the Company, and the Company will not maintain any separate fund or other segregated assets to provide any benefits hereunder.  In no manner will any assets of the Company be deemed or construed through any of the provisions of this Plan to be held in trust for the benefit of any Participant, Spouse or Dependent or to be collateral security for the performance of the obligations imposed by this Plan on the Company.  The rights of any Participant hereunder and any Spouse and Dependents of the Participant will be solely those of a general unsecured creditor of the Company.

          6.03     Amendment and Termination.  While the Company expects to continue this Plan indefinitely, the Plan may be amended, suspended, or terminated at any time by the Board or the Committee.  Notwithstanding the foregoing, no such amendment, suspension or termination of the Plan may in any way adversely alter or impair any of the rights of the then existing Participants under the Plan.

          6.04     No Duty to Mitigate.  No Participant shall be required to mitigate the amount of any benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any benefit provided for in this Plan be reduced by any compensation earned or benefit received by a Participant as a result of employment, self-employment, retirement benefits or by offset against any amount claimed to be owed by Participant to the Company or otherwise.  In the event Participant qualifies for medical and/or dental benefits from another employer, sponsor, the government or otherwise following termination of employment with the Company, Participant may elect to receive such benefits from such other employer, sponsor, the government or otherwise or pursuant to the Plan, and Participant may change such election upon giving reasonable notice to the Company.  Participant’s receipt or election to receive medical and/or dental benefits from such other employer, sponsor, the government or otherwise shall in no way prejudice Participant’s qualification for benefits under the Plan thereafter.

          6.05     Waiver.  Each Participant (on behalf of himself, his Spouse and/or his Dependents) shall have the right from time to time to waive the benefits to which such Participant, Spouse and/or Dependents may be entitled under this Plan for such period of time as may be determined in the sole discretion of the Participant, and such Participant shall be entitled to terminate such waiver of benefits at any time.

{Signature Page follows}

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be signed by it duly authorized officer to be effective as of November 15, 2001.

VARCO INTERNATIONAL, INC.

By:	/s/ GEORGE BOYADJIEFF

George Boyadjieff, Chairman of the Board and Chief Executive Officer

And:	/s/ JOHN F. LAULETTA

John F. Lauletta, President and Chief Operating Officer

EXHIBIT A

TOTAL PARTICIPANTS IN THE PLAN AS OF NOVEMBER 15, 2001

New Participants as of the Effective Date

John F. Lauletta

Joseph C. Winkler

Michael W. Sutherlin

Haynes B. Smith

James F. Maroney, III

Kenneth L. Nibling

Clay C. Williams

Previous and Continuing Participants

George Boyadjieff

Walter B. Reinhold

Richard A. Kerston